Exhibit 99.20

FORM OF LETTER TO BROKERS, DEALERS, CUSTODIAN BANKS AND OTHER NOMINEE HOLDERS

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Nontransferable Rights to Purchase

3,418,467 Units of

$341,846,700 Aggregate Original Principal Amount of 15.0% Senior Secured Notes Due 2017

and

Unit Warrants to Purchase 71,787,807 Shares of Class A Common Stock,

Issuable Upon Exercise of Rights to Subscribe for Such Units
Distributed to Eligible Shareholders
of Central European Media Enterprises Ltd.

[•], 2014

To Brokers, Dealers, Custodian Banks and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks and other nominees in connection with the distribution (the “Rights Offering”) by Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda (the “Company”) of non-transferable rights (“Rights”) at no charge to the holders of record as of 5:00 p.m., New York City time on March 21, 2014 (the “record date”) of our outstanding (a) shares of Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), (b) share of Series A Convertible Preferred Stock, par value $0.08 per share (the “Series A Preferred Stock”) (allocated on an as-converted basis) and (c) shares of Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (the “Series B Preferred Stock”) (allocated on an as-converted basis as of December 25, 2013).  We refer to the holders of the shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the record date as the “Eligible Securityholders.”

We are distributing one (1) Right for every 62.0102 outstanding shares of Class A Common Stock and every 62.0102 shares of Class A Common Stock issuable upon conversion of the outstanding share of Series A Preferred Stock (allocated on an as-converted basis) and upon conversion of the outstanding shares of Series B Preferred Stock (allocated on an as-converted basis as of December 25, 2013).  Each Right will entitle the holder thereof to purchase, at the holder’s election and subject to the satisfaction of the minimum subscription amount (as herein defined), at the subscription price of one hundred dollars ($100.00) (the “Subscription Price”), one (1) unit (each, a “Unit”), consisting of (a) a 15.0% Senior Secured Note due 2017 (each, a “New Note”) in the original principal amount of $100.00 and (b) 21 unit warrants (each, a “Unit Warrant”), with each Unit Warrant entitling the holder thereof to purchase one share of Class A Common Stock.  Eligible Securityholders may only purchase whole Units in denominations of $100.00 per Unit (the “minimum subscription amount”).  As a result, shareholders who hold fewer than 62.0102 shares of Class A Common Stock on the record date will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering.  The Rights and Units are described in a prospectus dated March 24, 2014 (the “Prospectus”).

The Rights may be exercised at any time during the subscription period, which will commence on April 3, 2014 and end at 5:00 p.m., New York City time, on April 25, 2014 (the “Subscription Period”).  The Rights will expire and will have no value unless exercised prior to the expiration of the Subscription Period.

In the Rights Offering, we are offering $341,846,700 aggregate original principal amount of the New Notes and 71,787,807 Unit Warrants to purchase an aggregate of 71,787,807 shares of our Class A Common Stock, as described in the Prospectus.

If a shareholder sends a payment that is insufficient to purchase the number of Units requested (after any deductions for wire transfer fees, bank charges or similar fees), or if the number of Units requested is not specified in the forms, but in each case, which satisfies the minimum subscription amount, the payment received will be applied to exercise the Rights of such shareholder to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Units.  If the payment exceeds the Subscription Price for the full exercise of such shareholder’s Rights, or if a shareholder subscribes for more Units than such shareholder is eligible to purchase, then the excess will be returned to such shareholder as soon as practicable, without interest or penalty. If a shareholders sends a payment that is insufficient to exercise the minimum subscription amount or is otherwise ineligible to exercise Rights, the Rights of such shareholder will not be exercised and the entire payment received by the Subscription and Information Agent will be returned to such shareholder as soon as practicable, without interest or penalty, following the expiration of the Subscription Period.  See “The Rights Offering” in the Prospectus.

We are asking persons who hold shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee to contact the appropriate institution or nominee and request it to effect the transactions for them.

We are not charging any fee or sales commission to issue Rights to our shareholders or to issue Units to our shareholders if they exercise their Rights.  If a shareholder exercises its Rights through the record holder of such shares, the shareholder is responsible for paying any fees its record holder may charge such shareholder to exercise the Rights.

Enclosed are copies of the following documents:

1.                                      Prospectus;

2.                                      Instructions as to Use of Central European Media Enterprises Ltd. Rights Certificates;

3.                                      A form of letter which may be sent to your clients for whose accounts you hold shares of our Class A Common Stock;

4.                                      Beneficial Owner Election;

5.                                      Nominee Holder Certification; and

6.                                      A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the subscription and information agent for the Rights Offering (the “Subscription and Information Agent”).

Eligible Securityholders located in the Czech Republic or who hold shares of Class A Common Stock through the Central Securities Depository Prague (Centrální depozitář cenných papírů, a.s.) should refer to the Czech Prospectus concerning the Rights Offering, as approved by the Czech National Bank, a copy of which is available on the Company’s website at www.cetv-net.com/file/u/filings/cme_czech_prospectus_2014.pdf.  The Rights Offering in the Czech Republic is made exclusively on the basis of the Czech Prospectus.

Your prompt action is requested.  To exercise the Rights on behalf of a shareholder, as indicated in the Prospectus, you should deliver to the Subscription and Information Agent the properly completed and signed Rights Certificate with payment of the Subscription Price in full (without any deductions for wire transfer fees, bank charges or similar fees) for each Unit subscribed for pursuant to the subscription privilege.  The Subscription and Information Agent must receive the Rights Certificate with payment of the Subscription Price prior to the end of the Subscription Period.  If you cannot deliver rights certificates to the Subscription and Information Agent prior to the expiration of the Subscription Period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery” in the Prospectus.

Once you have exercised Rights, such exercise may not be revoked, canceled or changed, even if you or the shareholder subsequently learns information about us or our business, financial position, results of operations or cash flows that is material or adverse or that you or such shareholder otherwise consider to be unfavorable.

Additional copies of the enclosed materials may be obtained from the Subscription and Information Agent by calling +1 (855) 793-5068 (toll-free), or emailing BBTRProxyOps@broadridge.com.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription and Information Agent.

Very truly yours,

Central European Media Enterprises Ltd.